Exhibit 99.1

KemPharm Announces Pricing of Public Offering of Common Stock

Coralville, IA – October 5, 2018 – KemPharm, Inc. (NASDAQ:KMPH), a specialty pharmaceutical company focused on the discovery and development of proprietary prodrugs, today announced the pricing of its underwritten public offering of 8,333,334 shares of its common stock at a price to the public of $3.00 per share. In addition, KemPharm has granted to the underwriters a 30-day option to purchase up to 1,250,000 additional shares of common stock at the public offering price, less the underwriting discount. The offering is expected to close on or about October 10, 2018, subject to customary closing conditions.

RBC Capital Markets is acting as the sole book-running manager for the offering. Oppenheimer & Co. Inc. is acting as the lead manager and Janney Montgomery Scott and Roth Capital Partners are acting as co-managers for the offering.

KemPharm intends to use the net proceeds of the offering primarily to fund an NDA submission for KP415, to initiate a pivotal trial for KP484 and for general corporate purposes.

A shelf registration statement relating to this offering was filed with the Securities and Exchange Commission (SEC) on October 3, 2016, and declared effective by the SEC on October 17, 2016. The offering is being made only by means of a written prospectus and prospectus supplement that form a part of the registration statement. A preliminary prospectus supplement and accompanying prospectus relating to the offering has been filed with the SEC and is available on the SEC’s website at www.sec.gov. A final prospectus supplement and accompanying prospectus will be filed with the SEC. When available, copies of the final prospectus supplement and the accompanying prospectus may also be obtained by contacting:

RBC Capital Markets, LLC

200 Vesey Street, 8th Floor

New York, NY 10281

Attn: Equity Syndicate

Email: equityprospectus@rbccm.com.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy the securities being offered, nor shall there be any sale of the securities being offered in any state or other jurisdiction in which such offer, solicitation or sale would be unlawful prior to the registration or qualification under the securities laws of any such state or other jurisdiction.

KemPharm also announced entering into an Exchange Agreement with Deerfield Private Design Fund III, L.P. and Deerfield Special Situations Fund, L.P. (the Holders). Under the Exchange Agreement, the Holders are today exchanging an aggregate of $9,577,000 principal amount of KemPharm’s 5.50% Senior Convertible Notes due 2021 for an aggregate of 9,577 shares of Series A Preferred Stock. Each share of Series A Preferred Stock has an aggregate stated value of $1,000 and is convertible into shares of Common Stock at a price equal to the public offering price of $3.00 per share (subject to adjustment to reflect stock splits and similar events). There are an aggregate of 3,192,334 shares of Common Stock issuable upon conversion of the Series A Preferred Stock, subject to adjustment to reflect stock splits and similar events. The Series A Preferred Stock has only a nominal liquidation preference.

About KemPharm:

KemPharm is a specialty pharmaceutical company focused on the discovery and development of proprietary prodrugs to treat serious medical conditions through its proprietary LATTM (Ligand Activated Therapy) platform technology. KemPharm utilizes its proprietary LAT platform technology to generate improved prodrug versions of FDA-approved drugs in the high need areas of ADHD, pain and other central nervous system disorders. KemPharm’s co-lead clinical development candidates are KP415 and KP484, both based on a prodrug of d-methylphenidate, but with differing extended-release/effect profiles for the treatment of ADHD. In addition, KemPharm has received FDA approval for APADAZ®, an immediate-release combination product containing benzhydrocodone, a prodrug of hydrocodone, and acetaminophen.

Forward Looking Statements:

Any statements in this press release about future expectations, plans and prospects for KemPharm, including statements about the anticipated public offering, anticipated use of proceeds and other statements containing the words “anticipate,” “believe,” “estimate,” “expect,” “intend,” “may,” “plan,” “predict,” “project,” “target,” “potential,” “will,” “would,” “could,” “should,” “continue,” and similar expressions, constitute forward-looking statements within the meaning of The Private Securities Litigation Reform Act of 1995. Actual results may differ materially from those indicated by such forward-looking statements as a result of various important factors, including: the uncertainties related to market conditions and the completion of the public offering on the anticipated terms or at all, uncertainties inherent in the initiation of future clinical trials and such other factors as are set forth in the risk factors detailed in KemPharm’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2018, filed with the SEC on August 10, 2018, and KemPharm’s other filings with the SEC under the heading “Risk Factors.” In addition, the forward-looking statements included in this press release represent KemPharm’s views as of the date hereof. KemPharm anticipates that subsequent events and developments will cause KemPharm’s views to change. However, while KemPharm may elect to update these forward-looking statements at some point in the future, KemPharm specifically disclaims any obligation to do so. These forward-looking statements should not be relied upon as representing KemPharm’s views as of any date subsequent to the date hereof.

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Investor/Media Contacts:

Jason Rando / Joshua Drumm, Ph.D.

Tiberend Strategic Advisors, Inc.

212-375-2665 / 2664

jrando@tiberend.com

jdrumm@tiberend.com